Exhibit 99.1

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Investor Relations

Phone: (441) 278-0988

Email: investorrelations@endurance.bm

ENDURANCE PROVIDES INITIAL LOSS ESTIMATE FROM HURRICANES IKE AND GUSTAV AND INFORMATION RELATED TO RECENT FINANCIAL MARKET EVENTS

PEMBROKE, Bermuda — October 6, 2008 — Endurance Specialty Holdings Ltd. (NYSE:ENH), a Bermuda-based provider of property and casualty insurance and reinsurance, today announced its initial loss estimate related to Hurricanes Ike and Gustav and information related to recent events in the financial markets.

Endurance’s initial loss estimate related to Hurricanes Gustav and Ike, pretax and net of reinsurance and reinstatement premium, is $145 million.

Endurance’s loss estimate is largely derived from a combination of its proprietary catastrophe modeling, standard industry models, a review of in-force contracts and preliminary indications from clients and brokers. To date, reported claims as a result of Hurricanes Ike and Gustav have been limited; accordingly, actual losses may ultimately differ materially from our initial estimated losses.

In addition, Endurance announced today that its fixed maturity portfolio has only limited exposure to several financial institutions that have recently experienced financial distress. As of September 30, 2008, Endurance’s fixed maturity portfolio held senior indebtedness issued by Lehman Brothers and American International Group and its affiliates with a pre-write down amortized cost of $6.5 million and $3.5 million, respectively. In its fixed maturity portfolio, Endurance does not own any subordinated indebtedness, preferred or common equity of Lehman, American International Group, Fannie Mae or Freddie Mac and has no holdings of any security issued by Washington Mutual.

Endurance’s preliminary estimate of its realized investment losses and other than temporary impairment charges in its investment portfolio for the quarter ended September 30, 2008 is approximately $31 million, principally due to the widening of credit spreads during the quarter. As this estimate is based on preliminary quarter end market and reported information, it is subject to change.

Endurance also announced that based on preliminary valuations received to date, the estimated returns on its alternative investments for the three months ended September 30, 2008 is expected to be negative $33 million or negative 8.9%, reflecting monthly results of negative 1.4% in July, negative 0.6% in August and negative 6.9% in September. In accordance with Endurance’s accounting policy, any unrealized mark to market gains and losses emanating from the alternative investment portfolio will be recorded through its net investment income. As these estimated returns are based on preliminary quarter end market and reported information, they are subject to change.

Kenneth J. LeStrange, Endurance’s Chairman and Chief Executive Officer, stated, “Endurance’s careful attention to its risk levels on both the asset and liability sides of its balance sheet have served it well during the active storm season and turbulent financial markets that have marked the past several months. Endurance’s estimated losses from Hurricanes Gustav and Ike remain well within our expectations and risk parameters for such events. Although it is disappointing to report investment losses, I am pleased with the absolute and relative performance of our portfolio. Our conservative investment strategy has proved to be a sound course of action during this period of unprecedented volatility in the financial markets.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture, workers' compensation, professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor's on our operating subsidiaries (other than American Agri-Business Insurance Company) and A- (Excellent) from A.M. Best for American Agri-Business Insurance Company. Endurance's headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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